Exhibit 99.1

MF Global Names J. Randy MacDonald Chief Financial Officer

Brings Broad Financial and Industry Experience

NEW YORK, April 2, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchanged-traded futures and options, today announced that its Board of Directors has named J. Randy MacDonald chief financial officer. Ira Polk, who has been serving as interim CFO, will continue his role as chief administrative officer.

“We are extremely pleased that, after an extensive search over the past several months, we have been able to attract an executive with Randy’s vast industry experience and broad financial knowledge. He is the ideal choice and we’re delighted to have him on board,” said Kevin R. Davis, chief executive officer. “Moreover, his deep understanding of the brokerage business will enable him to make an immediate and significant contribution toward achieving our goal of building sustainable long-term value for our shareholders.”

From 2000 to 2006, Mr. MacDonald, 52, led financial operations at TD Ameritrade Holding Corp. as CFO and treasurer and played a key role in leading the company’s consolidation efforts. From 2006 to 2007 he served as chief operating officer, responsible for all operations, technology and administration functions, including brokerage operations, project management, human resources and real estate. Mr. MacDonald was one of the four members of the executive management team serving in the Office of the Chief Executive.

Before joining TD Ameritrade in 2000, he was CFO of Investment Technology Group, Inc., a specialized agency brokerage and technology firm. Mr. MacDonald was responsible for a wide range of activities, including business planning and management of a spin-off and an IPO and designing and implementing improved compensation, administration, accounting, treasury, tax compliance, and risk management functions.

Previously, he was a vice president and group manager for Salomon Brothers, where he was responsible for the development and implementation of a consulting group for financial instrument engineering and accounting solutions for clients as well as re-engineering the internal reporting and budgeting systems.

Earlier in his career, he was an audit senior manager at Deloitte & Touche focused on commercial banking, real estate joint ventures and financial services. He began his career at Ernst & Young performing financial audits with a focus on international operations.

“I am impressed with MF Global’s business model and its position as a global leader in its space,” said Mr. MacDonald. “While the company has recently faced challenges, Kevin and his team have outlined a very clear path for growth and I look forward to starting to contribute immediately to the company’s success.”

Mr. Davis concluded, “MF Global is grateful to Ira Polk for stepping into a very demanding interim role. We’re extremely fortunate to have such an experienced, versatile executive as part of our management team.”

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ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF), formerly Man Financial, is the leading broker of exchange-listed futures and options in the world. It provides execution and clearing services for exchange- traded and over-the counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 130,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

FORWARD-LOOKING STATEMENT

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release, including statements relating to the Company’s future revenues and earnings, plans, strategies, objectives, expectations and intentions, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated. We caution you not to place undue reliance on these forward-looking statements. We refer you to the Company’s filings with the Securities and Exchange Commission (SEC) for a description of the risks and uncertainties the Company faces.

SOURCE: MF Global Ltd.

Contacts:
Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com